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                                                                    Exhibit 99.1


                                 NCO GROUP, INC.
                       SECOND QUARTER 2004 CONFERENCE CALL
                          AUGUST 3, 2004, 10:00 A.M. ET


Operator:             Good morning. My name is Matthew and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to NCO Group's Second Quarter 2004
                      Earnings Release Conference Call.

                      Joining us on today's call are Michael Barrist, Chief Executive Officer, and Steven Winokur Chief Financial Officer.

                      All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Michael Barrist, you may begin.

Michael Barrist:      Okay, thank you. And thank you, everyone, for joining NCO
                      Group's Second Quarter of 2004 conference call.

                      Statements in this conference call and in our press release issued yesterday, other than historical facts, are forward-looking statements as defined under federal securities laws. Actual results might differ materially from those projected in forward-looking statements. Factors that might cause actual results to differ materially are discussed in the Company's earnings press release issued yesterday and the Company's SEC filings, including its most recent Form 10-K, a copy of which may be obtained from the Company without charge.

                      The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur, or otherwise.

                      Today's call will cover several key areas. First, I'll review the operational highlights of the quarter for each of our divisions, including the status of the integration of the recently acquired RMH, our current operating environment, and guidance for the remainder of the year. After my prepared remarks Steven Winokur, our chief Financial Officer, will provide a detailed overview of this quarter's financial results. We'll then open up the call for questions.

                      During the second quarter, I'm pleased to report that NCO exceeded its operating objectives, with earnings per diluted share of 43 cents compared to 38 cents last year. These results also exceeded our previously disclosed range of guidance of between 38 and 42 cents per share.

                      Before we review each of the divisions, I'd like to spend a few moments discussing management's observations on the effects the current economy is having on the BPO sector as well as NCO in particular.

                      As we discussed in prior calls, historically as consumer payment patterns improve the ARM industry benefits from both incremental revenue opportunities from existing business and from lower cost of collections and increased liquidity. At the beginning of 2004 we assumed that there would be no benefit from improvement in the economy during the current year. Despite ever-improving economic data, which indicated the expansion of consumer spending in the first quarter, we did not experience any material changes to our expected yield or the amount we collect from a given amount of business.



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                      Since the beginning of the second quarter we were
                      cautiously optimistic that the constant stream of improving economic data would translate into better than anticipated results for the balance of the year. The beginning of the second quarter did seem to show a positive trend. Unfortunately, as we moved through the second quarter reality quickly dampened our optimism, and we now believe that our original view of the effects of the economy for this year will hold true.

                      During April and the majority of May, our collection yield was in line with expectations. During the latter part of May and the majority of June, we saw significant retrenchment of consumer behavior that resulted in a lower than anticipated performance in certain low-balance segments of our ARM business during the month of June. The yield of larger balance and older portfolios during the quarter continued to show strong collections, which is why our portfolio division showed strong collections this quarter.

                      This downturn, which appears to have reversed in July, has not changed our current view for 2004. And we remain positive about our outlook for the remainder of the year. However, I feel it is very important to point out to our investors that we continue to be cautious about these consumer patterns and will continue to focus our efforts on the execution of the conservative plan we laid out for 2004.

                      Through the quarter, our legacy ARM U.S. business performed slightly below expectations as a result of the revenue deviation in June discussed earlier. This revenue shortfall was partially offset by reductions in expenses related to lower than expected collections, as well as reductions in expenses attributable to the ongoing re-engineering of our shared services platform. Additionally, we realized proceeds from an insurance policy during the quarter.

                      From a growth perspective, the legacy ARM U.S. division continues to focus on business from new clients, as well as expanding opportunities from existing clients. Our new enterprise sales team has experienced some level of success in opening new doors.

                      However we believe that opportunities with new clients lag behind opportunities with existing clients, primarily as a result of the overall business climate and the reaction of credit businesses to changes in consumer payment patterns during June.

                      As we enter the remainder of the year, this division is focused on careful execution of its business plan and a judicious monitoring of its expense base. This operating methodology helps to mitigate the effects of any additional anomalies in consumer behavior, while continuing to provide our clients with the highest level of collections.

                      During the quarter, labor costs in this division, which is the average cost of an employee in the Company over time, decreased from last quarter. The decrease was attributable to the ongoing integration and rationalization of staff, as well as further deployment of NCO personnel in Canada, India and Barbados.

                      During the quarter, our efficiency of labor, which shows the amount of NCO labor utilized to drive revenue including the amount of new client labor drag, decreased from last quarter, which would be expected due to the normally higher commissions in the first quarter. However, the second quarter was still higher than all of last year, which is a good sign. This means that we have seen a slight reduction in how much labor it takes to drive a given amount of revenue.

                      The revenue per CTE, or Calculated Time Equivalent, which shows a correlation of the amount of staff required to run our business over time and revenue, decreased slightly compared to last quarter, as would be expected coming out of our best quarter from a seasonal standpoint. It was approximately $7,146, $6,399, and $6,069 per month in April, May, and June, respectively.



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                      During the second quarter, our average tenure of
                      collectors for the purchase portfolio was 1.9 years, and our average collections per collector in that division was $30,284 per month.

                      As I just discussed, our operating model dynamically matches expenses, taking into consideration current revenue trends and seasonality, cutting expenses where appropriate, and in some cases increasing expenses for certain clients in order to maintain our performance amongst our peers, in an effort to maximize profitability. This also allows us to earn incremental business from our clients as they continue to rationalize their internal call center and AR functions.

                      We also continue to use our size to leverage our vendor relationships and negotiate better pricing in order to ensure that we have the most efficient cost structure in the industry.

                      These initiatives, in conjunction with foreign labor initiatives that I'll discuss in a moment, provide the ability to aggressively pursue incremental client opportunities. And they allow us to continue to win the new business opportunities we need to fulfill our growth expectations. Additionally, they allow us to effectively deal with the pressures of clients pushing for improved collections and consumers struggling to feel the effects of an economic recovery that may not yet be affecting them personally.

                      As you'll recall, during the fourth quarter of 2003 we amended our previously disclosed long-term collection contract, capping the amount of guaranteed collections that NCO could be responsible to pay the client at the next two settlement dates for placements through December 31, 2003.

                      As prescribed by current accounting pronouncements, we deferred enough revenue at December 31, 2003, to cover the maximum exposure to each of the settlement dates. During the second quarter of 2004 we settled with this client for accounts placed during 2002. While Steve will review the settlement in detail, the settlement had no material effect on our financial results for this quarter.

                      Additionally during the quarter, we continued to benefit from the new traditional contingency collection contract we entered into with this client to cover accounts placed with NCO for years 2004 and beyond. The new contract, while not exclusive, provides NCO with the majority of this client's business and provides the potential to win more business going forward based on performance. We believe that the new contract provides NCO with an earnings opportunity that is consistent with the opportunities we had under the prior agreement.

                      During the quarter the Company finalized a settlement with the Federal Trade Commission for the previously disclosed matter involving the FTC's allegation that the Company violated the Fair Credit Reporting Act. The allegations relate primarily to a large group of consumer accounts transitioned to NCO from one client during 1999. It is NCO's position that we received incorrect information from this client at the time of transition, and that we took appropriate actions to correct the information when we became aware of the problem. The FTC is also alleging that certain violations occurred within a small subset of NCPM's purchase portfolio as well.

                      We currently believe that the majority of the funds to settle this matter are covered by client indemnification. A formal demand for indemnification was made during the quarter, and we are currently working with this client in order to resolve our claim.

                      We received many questions regarding the potential IRS contract. During the quarter, the enabling legislation that will allow the Internal Revenue Service to outsource collections to private collection agencies passed both houses of Congress. It was included in both the Senate and House versions of the Foreign Sales Corporation Repeal and Extraterritorial Income Exclusion Act. Because there are differences in the two versions, the final legislation needs to go to conference committee to resolve the differences. Then it will be sent back to both houses for passage.



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                      Considering the current environment in Washington, it is
                      not likely that the conference will occur until the fall, pushing back the passage of this bill for several months. We do not expect this potential contract to present any opportunities for NCO until later in 2005.

                      During the quarter, we continued the deployment of our foreign labor strategy. As we discussed a few moments ago, offering our client the most cost-effective and efficient access to foreign labor is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services in the broader BPO industry.

                      The NCO network allows our clients to access labor in Canada, India, the Philippines, Barbados and Panama, via one contract and one point of contact. During the quarter, we expanded the collection of domestic bad debt contingency accounts in India and Barbados, as well as in Canada. We continue to assess the effects of this initiative, but are expanding it to provide a more cost-effective payroll structure for NCO as we move into the future.

                      At the close of the quarter we had approximately 480 seats in India working U.S. ARM business, 1,300 seats in Canada working U.S. ARM business, and 85 seats in Barbados working on U.S. ARM business. To date we have not deployed any administrative seats in these countries, but intend to do so in the near future so that we can utilize our foreign seats on a 24-hour a day basis. We also have 5,310 seats in Canada and 610 seats in the Philippines working U.S. CRM business.

                      While providing cost-effective access to better labor markets is critical to our long-term success, it is only one piece of a broader transition that has been underway for many years. Since the introduction of predictive dialing systems, companies engaged in call center operations have leveraged technology to reduce the amount of labor required to service our clients.

                      While this is an ongoing evolution, during the third quarter we will begin a multi-departmental project that will review all of NCO's current technology as well as new and developing technologies in the marketplace. Over time, this group will assure that we are properly leveraging all available technology in order to reduce labor requirements, improve profitability, and ultimately create competitive advantage in our market.

                      During the quarter, our ARM International division met its operating objectives both in service provided to clients within their home markets as well as services provided to ARM U.S. clients.

                      Early in the third quarter, we reorganized our business units to better meet the needs of our clients and to allow for expansion of our international footprint. Effective July 1, 2004, we have combined our Canadian ARM business with the U.S. ARM business, and this division will now be referred to as ARM North America. Our U.K. subsidiary will continue to operate as our ARM International division, and will serve as a launching point for any international expansion opportunities in Europe and Australasia.

                      Before we move on to our portfolio business, I'd like to address a topic that we discussed last quarter. We continue to receive many calls from investors questioning the ongoing process by which our clients seek better pricing and broader services in order to meet the day-to-day demands of their business. NCO has always operated under several key assumptions.

                      One, clients will always want us to provide our services faster, better, and cheaper. Two, if we cannot make our process more efficient, someone else will. And finally, at the end of the day clients will follow performance. The assumption that clients are not interested in performance differentiators and only in price is simply not correct.



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                      With that said, our clients operate under the same
                      pressures as NCO. They continually need to improve performance and reduce costs. NCO differentiates itself from the competition by showing our clients ways to leverage our scale and scope of services to meet their goals within the bounds of our growth and profitability objectives.

                      Our strategy has been, and will continue to be, to work with our clients to clearly understand their objectives and help them to meet them. By understanding our clients' needs, we can leverage better labor markets, deploy smarter technology, and continue to gain business volumes so that NCO and its clients both meet their objectives. This process has been successful to date, and has been a key reason why we're one of the few players in business services sector able to grow over the past few years.

                      On March 26, 2004, NCO completed its planned acquisition of all the outstanding common stock of NCO Portfolio Management, Inc. owned by the minority shareholders. Prior to the transaction, NCO owned approximately 63% of the outstanding shares of NCPM. To complete this transaction, NCO issued 1.8 million shares of NCO common stock to NCPM minority stockholders, and NCO assumed all outstanding NCPM stock options.

                      Additional detail is set forth in the merger agreement between the parties or the joint proxy statement prospectus, both of which have been filed with the Securities and Exchange Commission.

                      During the quarter, NCPM exceeded its operating objectives in purchases, collections, revenue and profit. While excess funds in the market continue to create pricing pressure, during the quarter NCPM was able to deploy approximately $16.9 million and enter into purchase agreements with a major client to deploy an additional $17.6 million. That transaction was completed in July 2004.

                      Given the difficult climate, we are pleased with our deployment during the first half of the year. As we move into the remainder of the year, we are carefully evaluating all "buy" opportunities and focusing substantial efforts on leveraging the NCO service relationships to source new deals in the commercial arena and the private pay sector of healthcare where the markets are less developed and there's less competition.

                      During the quarter, the percentage of NCPM's revenue to collections continued to improve, although it remained below historical levels as our older portfolios transitioned to a greater percentage of purchase-price amortization and a lower percentage of revenue recognition. This trend is to be expected, but will continue to improve as we're able to operate in a more favorable purchase environment for an extended period of time so that the ratio of newer portfolios to older portfolios improves.

                      Through the quarter, NCPM incurred only $25,000 in impairment charges from several older portfolios. Impairments primarily affect portfolios that were purchased prior to the downturn in the economy. As we discussed in prior calls, portfolios that become impaired go into a cost recovery mode whereby all collections we receive are applied to the remaining carrying value on our books.

                      Additionally during the quarter, NCPM continued to experience better than expected performance with several newer, larger finance portfolios. Because of the profit-sharing relationship we have with one of our lenders, this better than expected performance shows up in increased revenues but also as increased interest expense associated with lender participation during the quarter.

                      Over the past year and a half, we have spent considerable time and resources re-evaluating our client base and market opportunities to be sure that our business plan moving forward is properly aligned with our clients' needs, so that we can maximize our growth and profitability and consequently return more value to our shareholders. One of the first critical steps in accomplishing this objective was the acquisition of RMH Teleservices, Inc.




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                      On April 2, 2004, NCO completed the acquisition of all the outstanding common stock of RMH Teleservices. RMH shareholders received 0.2150 shares of NCO common stock for each RMH share they held, for total consideration of approximately $88.8 million. NCO issued approximately 3.5 million shares of NCO common stock to RMH stockholders, and NCO assumed all outstanding RMH stock options and warrants.

                      Additional details about the RMH acquisition are set forth in the merger agreement between the parties, or the joint proxy statement prospectus, both of which have been filed with the Securities and Exchange Commission.

                      The combination of NCO and RMH creates one of the largest and most robust service platforms in the outsourcing marketplace. As a standalone company, RMH had been through a series of transitions that were started several years ago to move the company from a pure play in outbound marketing to a provider of customer relationship management.

                      Put more simply, RMH has successfully made the transition from providing pure outbound telemarketing to providing an appropriate balanced mix of inbound CRM services and outbound marketing services. The end result was a company with excellent customer relationships and opportunities, however, an expense structure and operating model that were never properly realigned to meet their current business needs.

                      Since the time of acquisition, we have spent considerable resources transitioning RMH into the newly formed CRM division. During the second quarter, the newly formed CRM division met several key milestones. Each client relationship has been solidified where appropriate and in the case of one client activity we'll discuss in a few moments, plans were finalized to exit the relationship. An extensive rationalization of expense and staffing resulted in substantial reductions in expense and better-than-expected results. Plans were finalized to close several redundant facilities.

                      All administrative and technology functions, including IT, human resources, payroll compliance and accounting, have been integrated into the NCO shared-services platform, and NCO sales personnel began the formal process of offering our extended service offerings to our existing and new client relationships, and began the process of filling pipeline with new business opportunities.

                      The end result is that during the second quarter the newly formed NCO CRM division exceeded its operating objectives.

                      While the recent quarter was highly successful, this division will be affected in the near and long-term by the recent federal court ruling overturning an FCC pro-competition ruling. Under the new ruling, the local telephone companies can increase wholesale rates charged to long-distance carriers as early as November 2004. This change has caused two of this division's telecom clients to change their view of marketing to consumers, and in the case of one of those two clients to exit the consumer space entirely.

                      This change to the telecom space affects two clients in our CRM division. One client was operating at a loss, and was scheduled for exit as part of our integration plan for RMH. The exit of this client marketing relationship will have the effect of lowering revenue, but will have little effect on profitability. The second client will continue to utilize our services in other areas. The exit of this client marketing relationship will result in the loss of revenue and profitability.

                      Based on the decision to exit the one client relationship, and the other transitions in the business related to the telecom ruling we just discussed, we currently anticipate the RMH business to produce between $200 and $225 million of revenue, with profitability in line with the ARM business by the first quarter of next year. For the remainder of this year we expect this acquisition to be neutral in earnings as previously reported.




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                      As we move into the latter part of the year and complete
                      the integration process, our primary focus will be on sales of our newer services to our existing customers, as well as new customers. Initially our expanded services will be sold on a stand-alone basis in order to meet clients' immediate needs. More importantly as we move forward, these additional services will create the core competencies needed for NCO to begin blending multiple service offerings together in order to sell solutions based outsourcing to our clients.

                      During the quarter, we continued to improve our balance sheet through strong collections of our accounts receivable, careful monitoring of our cash position, and continued repayment of debt. This focus during the quarter resulted in a substantial repayment of debt on our senior credit facility, while still being able to internally fund the cash required to close and restructure RMH.

                      In previous quarterly calls, we informed investors that we had substantially completed a financial systems review that resulted in re-engineering of some of our financial areas. We had selected SAP as our core financial and enterprise resource planning application. Additionally, we informed investors that much of the up-front implementation process will be done in 2004. These costs are not all capital expenses. The implementation cost of SAP is already assumed in the guidance previously provided for 2004.

                      It is important to note that in addition to the analytical benefits we will derive from this endeavor, we truly believe this will create a competitive advantage in how we will interact with our clients in the future. The deployment of SAP will take place during 2004 and 2005, and will result in substantial improvements in our ability to manage our business and will change how we interface with and report to our clients.

                      Another step in the process of transitioning into the BPO marketplace is the re-branding of NCO as a global provider of Business Process Outsourcing. The rollout of our new logo, new marketing materials, and the formal launch of our enterprise sales team, which focuses on the Fortune 1000 companies, are all part of the process of expanding our service offerings.

                      Through the quarter, we continued to make progress towards completion of all required work under Section 404 of Sarbanes-Oxley. We do not anticipate any issue with the timely completion of all requirements of Section 404 prior to year-end. We are pleased that we have been able to successfully leverage the Sarbanes-Oxley initiative to benefit the design process of our ERP system.

                      In addition to the required initiatives under Sarbanes-Oxley, we have implemented many changes in our corporate governance at all levels of the organization, which we believe will strengthen our Company and will assure that our business continues to operate in an ethical manner and for the benefit of our shareholders. We suggest that our investors read our proxy statement in order to gain a complete understanding of the changes we are making at NCO.

                      As we move into the third and fourth quarter of 2004, we expect earnings to be in the range of 38 to 42 cents for each quarter. Additionally, based on our results year-to-date, we currently expect earnings for the entire year of 2004 to be between $1.62 and $1.70 per share.

                      I'll now turn the call over to Steve, for a financial review of the quarter.

Steven Winokur:       Thanks, Michael.

                      Revenue for the second quarter of 2004 was $255.3 million. This represents an increase of $66.7 million, or 35.4%, from the second quarter of last year, and in increase of $54 million or 26.8% from last quarter. RMH represented $59.4 million of the increase. Excluding the effects of RMH, revenue increased $7.2 million, or 3.8% over the second quarter of last year, and decreased $5.4 million or 2.7% from last quarter. This is consistent with normal seasonality in our business.




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                      Breaking down the revenue components, ARM U.S. produced
                      $177.7 million this quarter, compared to $172 million last year and $183.4 million last quarter. This represents an increase of 3.3% over the second quarter of last year, and a decrease of 3.1% from last quarter, reflecting our usual fall off from the first quarter seasonality and a tougher than expected collection environment during the second half of this quarter.

                      As Michael previously discussed, July has performed as expected.

                      ARM U.S. included revenue of $16.7 million from services performed for the Portfolio Management division during the second quarter of this year compared to $12.1 million last year and $15.1 million last quarter.

                      A portion of the increase in ARM U.S.'s revenue over the second quarter of last year was also attributable to a long-term collection contract. As we previously discussed, this contract was amended to limit our exposure on prior placements and changed the relationship to a traditional contingency contract effective for placements beginning on January 1, 2004.

                      New placements do not require any special accounting treatment. It's important to understand that we will continue to account for placements prior to January 1, 2004, under the old contract. Accordingly, in comparing the revenue from one period to another, we need to consider the effects of the revenue recognition related to the long-term collection contract.

                      This contract has been good for NCO from a business standpoint, and will continue to be good going forward. Still, we do deal with a great deal of complexity from an accounting and revenue-recognition standpoint.

                      Placements from 2000 through 2003 fall under the old contract, where we were not able to recognize any revenue until all contingencies surrounding the revenue were eliminated. This occurs when the maximum exposure has been accrued, or at the settlement of a tranche when all contingencies are resolved. The contract limited the amount of that exposure to $6 million at the May 31, 2004 settlement of accounts placed during 2002, and $13.5 million at the May 31, 2005 settlement of accounts placed during 2003.

                      Through December 31, 2003, we had deferred enough fees to cover the maximum exposure. Accordingly, all fees earned on current cash collections are recognized when collected, and no additional fees will be deferred under this contract. This is the case now with all tranches under the old contract.

                      After each settlement, we continue to earn fees based on current cash collections. In addition, if there are no penalties at settlement over the maximum exposure, we can earn additional bonuses and recover the bulk of the penalties paid through the settlement date for as long as the accounts continue to generate cash collections.

                      If there are any additional penalties over the maximum exposure calculated at settlement, they would only be payable out of bonus or recovery dollars earned after the settlement date. Again, all regular fees will continue to be earned and payable as the cash is collected.

                      This year in the second quarter we did not defer any revenue, but we did earn $956,000 of post-settlement bonuses and recoveries. This compares to a deferral of $1.7 million for the second quarter of 2003.

                      Just for clarification: The $956,000 represents bonuses and recoveries actually earned and recognized in this quarter, rather than those deferred in one quarter and recognized in another quarter.

                      In the second quarter of 2004 we concluded the reconciliation of tranche 2 under the contract. While there was no earnings impact from the settlement, the net deficit as of the settlement date was $7.5 million, or $1.5 million above the $6 million limit. Because we had prepaid $5.5 million of the $6 million, this resulted in $500,000 being due to the client. The remaining deficit will be due only from future bonuses and recoveries.

                      When comparing the settlement of tranche 1 to the settlement of tranche 2 it's important to remember that half of tranche 1 consisted of placements that were up to a year older than those in tranche 2 and accordingly had up to a year of additional collections at the time of settlement. This is clearly shown by the fact that most of the remaining deficit at May 31 was settled in June from bonuses and recoveries from tranches 1 and 2.

                      Again, once the deficit is settled we continue to earn the base fee on collections plus additional bonuses and penalty recoveries.

                      Portfolio Management produced $24.1 million of revenue this quarter, compared to $18.1 million for the same quarter last year and $21.6 million last quarter. This represents a 33.4% increase over the same quarter last year and an 11.7% increase over last quarter. Collections during the quarter were $46.6 million, compared to $35.6 million for the same quarter last year and $43.5 million last quarter.

                      Collections this quarter did include $4.2 million in sales of portfolios. There were $80,000 in sales of portfolios during the second quarter last year, and no sales last quarter. These sales increased revenue this quarter by a small amount, with the bulk of the proceeds going to amortize the original purchase price of the portfolios.

                      Portfolio collections, including collections from sales of portfolios, are allocated between revenue and amortization of the purchase price. During the second quarter of 2004, 52% of collections were recognized as revenue. The remaining 48% went to amortize the carrying value of the acquired portfolios. For the same period last year, 51% of collections went towards revenue. And for last quarter 50% of collections went towards revenue.

                      ARM International represented $21.3 million of revenue, compared to $17.4 million last year and $21 million last quarter. This represents a 22.9% increase over the same period last year, and a 1.5% increase over last quarter.

                      Included in the ARM International revenue for the second quarter of 2004, was $10.6 million from work performed for ARM U.S. The second quarter of last year's, and last quarter's revenue for ARM International included $6.8 million and $9.7 million, respectively, related to work performed for ARM U.S. This increase over last year reflects the expansion of our utilization of cross-border services to maximize our profitability while maintaining the highest levels of service for our clients.

                      The increase over last quarter was partially offset by fluctuations in the foreign exchange rates.

                      Moving on to expenses. On an overall basis, payroll and related expenses increased as a percentage of revenue to 52% as compared to 46.8% last year and 45.2% last quarter. The increase was primarily attributable to the acquisition of RMH. The CRM business has a different expense structure than the ARM business. The bulk of expenses in the CRM business are payroll and related expenses.

                      In the ARM and Portfolio divisions, payroll and related expenses as a percentage of revenue decreased for the second quarter of 2004. This decrease was primarily attributable to the continuing increase in the use of near-shore and offshore staffing solutions and the continued rationalization of staff. A portion of the decrease in payroll and related expenses as a percentage of revenue was also attributable to the fact that there is a deferral of income in the second quarter of last year which effectively raised the payroll and related expense percentage last year.

                      Selling, general and administrative expenses decreased as a percentage of revenue from 37.5% for the second quarter of last year to 32.8% for the current quarter. This is down from 38.1% last quarter. Again, the decrease was primarily attributable to the CRM division's expense structure. In the ARM and Portfolio divisions, selling general administrative expenses as a percentage of revenue remained relatively consistent with the same period in the prior year.

                      SG&A included $61,000 of impairments this quarter, including $36,000 from the International portfolios. We take an impairment charge on portfolios where the future cash flows are not expected to recover the current carrying value in order to bring the two in line with each other. The combined carrying value of the impaired portfolios was $4.9 million, or 3.8% of NCO group's total portfolios as of June 30, 2004. This is compared to $9.9 million or 6.8% for the second quarter of 2003, and $9 million or 6.5% last quarter.

                      This decrease reflects the collections on those files that were allocated totally to amortization, with no portion of the collections being recognized as revenue. The dramatic improvement in the impaired portfolios is attributable to better than expected collections on these older files and adjustments to the fair values of these files in connection with the acquisition of the minority interest of NCPM. Once the impaired portfolios' costs are recovered, 100% of the collections will be recognized as revenue.

                      Moving to Other Income and Expense: Other income for the second quarter of 2004 included a $621,000 gain related to a death benefit from a deferred compensation assumed as part of the FCA acquisition. Other income for the second quarter of 2003 included $476,000 of income from our ownership interest in one of our insurance carriers that was sold. The remaining $250,000 of this income from last year was from the partial reimbursement from a former owner of AssetCare Inc, for the settlement paid by NCO in connection with an environmental litigation.

                      The effective tax rate for the second quarter of 2004 was 38.6% compared to 37.9% for the same period last year.

                      Net income for the second quarter of 2004 was $14.4 million, or 43 cents per diluted share, as compared to net income for the second quarter of 2003 of $10.3 million or 38 cents per diluted share, and net income of $12 million or 43 cents per diluted share last quarter. The net income from this quarter included dilution from the RMH acquisition of approximately 1 cent. This negative impact was expected as we put in place many of the changes to RMH throughout this quarter. We still expect RMH to be neutral to NCO's earnings for 2004.

                      Lastly some notes on financial condition.

                      At June 30, 2004, the Company had $58.8 million of cash and equivalents. The cash balance was higher than usual, because we did not use all available cash for debt repayment due to the expected cash needs for a large purchase of accounts receivable portfolios in July for $17.6 million. During the quarter, $16.9 million in new portfolios were acquired by the Portfolio Management division with a face value of $376 million.

                      Capital expenditures in the second quarter were $7 million, or 2.7% of revenue for the quarter.

                      During the quarter our accounts-receivable days remained at 44. This compares to 48 days outstanding for the second quarter of last year.

                      Cash flows from operations for the quarter were in excess of $20 million.

                      I'd like to now walk you through our financing activity this quarter.

                      During the quarter, NCO made overall loan repayments of $11 million against our revolving credit facility. At quarter end, NCO had a total of $110 million outstanding on our term loans, and $48 million currently available on our revolver.

                      NCO Portfolio has a separate non-recourse financing arrangement with Cargill Financial Services for larger portfolio purchases. NCO Portfolio borrowed $5.4 million under this arrangement during the quarter, and made $5.4 million of repayments during the second quarter. As of June 30, 2004, the total amount outstanding under the Cargill facility was $8.6 million excluding residual interests. NCO Portfolio also repaid $367,000 of its securitized debt this quarter, reducing the balance to $27.9 million.

                      Now I'll turn things back to Michael.

Michael Barrist:      Thank you. Operator, I'd like to open up now for
                      questions.

Operator:             Certainly. If you would like to ask a question at this
                      time, please press star, then the number 1 on your telephone keypad. That's star, then the number 1 if you have a question. And we will pause for just a moment to compile the Q&A roster.

Operator:             Our first question comes from David Scharf with J.P.
                      Morgan Securities.

David Scharf:         Good Morning. A couple of questions, Michael. First, on
                      the CRM side. Are there any other clients that have communicated to you that they're revisiting how the new regulations might impact their business and whether they want to sort of follow the same course as the two clients you outlined?

Michael Barrist:      Well fortunately, we only have two clients that are in the telecom space, which is in the long distance carrier space. We have others that are in local Bell carriers. But no, in fact the opposite. We have many opportunities with existing clients.

                      The good news with RMH is, we've bought a lot of companies and certainly a lot of them had broken client relationships where the clients stuck around just out of necessity as opposed to out of satisfaction. The good news with RMH is the clients are happy with the work they've always done, and that's only gotten better since we've owned it because we've stabilized the IT infrastructure and the accounting infrastructure. So I don't see any other major issues there. I've met with most of the clients myself, and again the opposite.

                      Outside of the LD space there's actually a bunch of opportunities in the pipeline on the table right now that could theoretically offset this. It's unfortunate that this came down because those opportunities would have gone to growth as opposed to, backstopping this one issue.

                      The other thing that everyone should be aware of is that at some point this long distance issue will trickle down to the ARM business although to a much smaller extent and theoretically it'll be offset by the fact that we have a huge base of clients in the local Bell carrier arena where their bills will start going up as they get that long distance business.

David Scharf:         Got you. Shifting to just contingency collections. We
                      appreciate the color, the sort of month-by-month take on the collection environment. Big picture, though, is you really just look at the state of the economy and what you're seeing relative to a year ago. Would you characterize this as an improvement over twelve months ago? I'm still trying to get a handle on ultimately where payment patterns can go in your business. Whether or not, quite frankly, this is as much improvement as we're going to see.

Michael Barrist       Well looking at the month by month, I will tell you that
                      the most frustrating part of the whole rollout was that we kind of had in our minds, based on our statistics we track, that we were not seeing any improvement. And then when you go through a month like June where things retrench, you get concerned, kind of where you're seeing - was there an improvement that you didn't see, you know, counteracting something else changing.

                      I think we came to the conclusion after seeing broader economic data and reports from other companies that touch consumers, that it was just a retrenchment.

                      Overall, I will tell you that doing business in our space today is a little bit easier than it was a year ago, but I don't know if that's because the economy's better or the clients are more rational about the direction they're going in or if it's just we've operated another year longer in a tough economy and we're just better at.

                      As I said, I don't see big changes in consumer payment patterns although I will tell you that mathematically it doesn't show yet in our numbers but if you talk to collectors of high-balance accounts and bank paper they would tell you that things are okay right now. They're pretty comfortable with what's going on right now. So I'm not prepared to say it's better. I'll tell you it's definitely not overall worse.

                      But as I said last quarter, I was hoping to be able to tell you at the end of this quarter things were better, and June kind of took that off the plate. So I'll defer my view of it, whether it's getting better or not, until I see where we land at the end of September.

David Scharf:         Sure. Okay, thank you.

Operator:             The next question comes from Brandt Sakakeeny with
                      Deutsche Bank.

Brandt Sakakeeny:     Thanks. Actually Michael two questions. I'm sorry, did you comment on July relative to June, because I missed that.
                      And second, can you just touch on the competitive landscape and the pricing environment right now in the North American ARM business. Thanks.

Michael Barrist:      Sure. July was actually on budget. So we knew that as we
                      transitioned into July things kind of got back on track.
                      So that's the good news is we believe at this point it's highly likely June was an anomaly or as Steve Winokur and I discussed this morning, one month does not a trend make.
                      So we want to wait out August and September.

                      As far as pricing environment, we are still going through transitions with clients where they're doing their budgets for 2005 and 2006 and trying to understand how they're going to leverage vendor relationships and internal cost structures to run their business as I said earlier faster better and cheaper.

                      That process has usually been a net positive process for NCO with our larger clients. So there's no particular client doing it at the current moment. Although I have been personally been conversations with customers and I know Steve and some of our other folks have been pushing clients to have meetings with us to start laying out a three to five-year plan of where they want to see their cost structure go. Because I quite frankly want to get years in front of this and have a good path to things that will work well for NCO and things that will work well with clients.

                      But currently we're not seeing any particular client standing up and saying we're taking x% out of your pricing schedule on an imminent basis. However, this is the outsourcing business, so that can change at a moment's notice. I think the important thing for investors, and I've said this all along, is ever since I've been doing this in 1986, clients have pushed us for better pricing and we've always been able to spin that into incremental business opportunity, make it a net gain. And that's going to continue to be our program.

Brandt Sakakeeny:     Okay. Great, thank you.

Operator:             Our next question is from Stephen Weber with SG Cowen.

Stephen Weber.        Yes, good morning. Could you tell us how much the SAP
                      project cost you in Q2 and are you still on track for that 9-cent hit for the full year?

Steven Winokur:       I don't have the exact amount at my fingertips right now
                      for this quarter. We are not going to spend the full 9 cents this year because while the system will be ready to go live, but we will not be actually pushing the go-live button until January 1 because if we push it sooner than that we really run into issues relative to the Sarbanes-Oxley certifications.

                      It's very difficult with the prescribed methodology to put in place a whole new system and have it tested and audited and confirmed all within the last quarter. So the answer is we have not spent the full budget. The answer is that we will still expect to spend that between this year and next year.

Michael Barrist:      I think that the falloff will happen more in the third and fourth quarter, and we'll advise on that as we report those quarters. But the issue to be ready and not move ahead was kind of a thing we reached during the quarter.
                      We don't want to give the auditors a heart attack, and we don't want to give our own people a heart attack of saying, now that you've done 404 and you're turning it over to the auditors, we're going to change everything.

Stephen Weber.        Right. Just to follow up, are there any wrinkles that we
                      ought to be aware of in your guidance for the second half of the year, and in particular the old contract was a benefit in the fourth quarter of last year. How does this all kind of roll out for the second half of the year?

Steven Winokur        We won't have as large a benefit as the fourth quarter of
                      last year, because that was due to changing the contract and limiting the exposure. But the answer is going forward from now, we will only have positive benefits from that contract. We can't have any negative benefits. Negative consequences. As we move forward now, we continue to recognize the regular fees without any deferrals, and we also continue to recognize bonuses and recovery of penalties going forward.

Stephen Weber:        Okay. And the tax rate, Steve, for the full year,
                      originally you were saying 40. Should we think something different now?

Steven Winokur:       It's something between 39 and 40, there's really not too
                      much of a difference. You know, we have no reason to believe there will be a major difference.

Stephen Weber:        Okay. And one last question: originally at the outset you
                      talked about the IRS business. If and when this starts to happen, can you give us some feeling on how this would ramp? Does it take a lot of time to implement it, or does it come very quickly?

Michael Barrist:      The information we have at this point is very preliminary
                      of the IRS's view of how they would launch a program like this. And I think partially the IRS is leveraging some of what the Department of Education has done historically.
                      Because their program of using outside private collectors has been pretty successful for them.

                      But basically there would be a ramp-up period. They've told us to date that there would be a ramp-up period, that they would pick ten vendors, they've currently viewed that ten vendors will get equal amounts of business although obviously we would like to see them leverage the larger vendors to get larger blocks of business.

                      So as we know more, we'll certainly share that. I think right now, basically, one would have thought the last year would have been spent by the IRS trying to define their exact plans on what they want to do. Unfortunately, they have been working real hard to just try and get this thing passed.

                      So, I think now is the time they kind of have it clear in their sight, they kind of feel like they're going to get it done, they'll probably be defining some of the stuff for us and sharing with the outside world as to what they plan to do. And then ultimately when the request for proposal does get issued and we really have a clear view of what it would mean for the Company.

                      I remind everybody it's not a fait accompli that NCO's going to get this contract. I mean, we feel like we're as well positioned as anybody in this industry to have it, and we're a leader. But again, it's something we have to work real hard on to make sure that we respond to the RFP and get selected by them as one of the vendors for a contract.

Stephen Weber:        Okay. One final question. Given the RMH acquisition, are
                      you kind of tied up putting all this together or are you in a position if some significant acquisition opportunity presented itself that you could go forward rather quickly?

Michael Barrist:      The RMH acquisition from a mechanical integration
                      perspective is primarily complete. There are still some pieces moving around, but the basic integration of all the back office functions is done. If the right opportunity comes along, we've always said that we will be opportunistic with acquisitions and certainly we're always talking to people and seeing what's in the marketplace.

                      So, to the extent something comes along that is good for our shareholders and makes us a better company and moves us along this line we want to go towards being a multi-disciplined global provider of BPO services, we would act upon it if it was good for the Company.

Stephen Weber:        Thank you very much.

Michael Barrist:      Sure.

Operator:             Your next question comes from Bill Warmington with
                      Suntrust Robinson.

Michael Barrist:      Bill, usually you're number one.

Bill Warmington:      Thanks for the vote.

Michael Barrist:      I didn't mean analyst, I just meant first in line...

Bill Warmington:      Congratulations to you guys on a strong quarter,
                      definitely better than what we were expecting. And also on the positive revision in guidance. Haven't seen that for a while.

                      The operating margin came in better than what we've been looking for, and the question for you is are we likely to see that remain flat or slightly better going forward?

Michael Barrist:      It's really hard to predict, Bill. I mean - you probably
                      know this business as well as anyone from an analyst's perspective - there's many different pieces to the business. We're in multiple businesses, multiple verticals, multiple clients, and depending on how those things land at any given month or quarter will drive what the ultimate expense structure looks like.

                      So we have a stream of what I'll call improvements. Things that are happening here that drive expenses out of the structure. And to the extent they are positive they help us, and sometimes there's more just mix of business issues that offset them.

                      I don't want to predict that we're going to have that through the third and fourth quarter. I think the guidance we've provided for the third and fourth quarter is healthy guidance. It's the range of where we think we can be. And quite frankly if things stay on a good trend and we keep delivering some good news, we will land this year in a good place relative to growth.

                      And as I said at the beginning of the year, these are battles you fight one at a time. We have a good, stable, healthy business; clients like what we do for them; we're making money; we've got a strong balance sheet, and we just keep fighting every battle every day to move the thing forward.

Bill Warmington:      Will you talk a little bit about what's been going on in
                      the purchasing environment? It seems like in the public market you've got some debt buyers who are really not able to find paper at a reasonable price for them to grow, and yet there are a number of companies, I would put you guys in that camp, who seem to be finding paper that's priced attractively and in sufficient quantities that you can continue to buy. With a lender like Cargill in there, they have a very strong reputation in terms of their analytics and making sure that the paper that's being purchased is within their parameters. They're fronting a lot of the money for that anyway.

                      So my question is what are you guys doing differently that's allowing you guys to purchase that paper?

Michael Barrist:      As you know, Bill, in the purchase portfolio business
                      you're only as good as your last deal. I mean, it's real easy and we see a lot of M&A work going on in the purchase space. People are paying big multiples for purchase businesses. But the reality is, the purchase business is where the portfolios exist. And there's a certain value in the goodwill of that business. Of being able to buy, have a sales channel or purchase channel rather, to buy portfolios.

                      We have a discipline we've used since we've been in this business. Certainly our business development group has gotten bigger over time as we've tried to grow the business and we've tried to dig in deeper and find smaller, more boutique kinds of deals. But the reality is, when we look back over the last six months, we did a lot of business with some of the big sellers.

                      So, I think that what we're doing is we're pricing right. We've always been very very focused here on the fact that we're a collection agency and we know how to collect bills. And to the extent that we can present a better yield curve because of our history with the client and because of our operational excellence, better yield curve, better cost structure, we're able to pay a little more or pay the full price for the portfolio, and get Cargill, when they are involved in a deal, comfortable that it's the right thing to do.

                      I wouldn't lie to you - some of it's just being in the right place at the right time, too. That's the issue with this business. And you and I have talked about it many times, of why you don't just run and buy a hundred debt purchases. We all see the same opportunities for 90% of the opportunities. We all bid on the same pools.

                      You've just got to have strong underwriting, you've got to have the best possible collections you can have, the best possible cost structure you can have for those collections, and make an analysis.

                      And as time goes on and you get more familiarity with these portfolios and their performance, you can lower slightly your targeted IRR as well, based on the risk/reward quotient. If you're buying something you've never worked before you want a 30% net IRR. You buy something you've bought for five years, and have gotten positive results on, you can go into the lower 20's and have those mixes.

                      It's just a lot of decision making. We have a lot of team meetings here, and the management team spends a lot of time, and believe it or not I don't make those decisions. They make them based on what they see in the market.

                      So I commend them. They had a great quarter; they're going to have a strong rest of the year. They're doing well. But I would not tell you that that business is the easiest business to run at the current point in time. It's tough, and it's only as good as the next deal you get.

Bill Warmington:      Last question for you on the healthcare segment. Not
                      individual clients, but just that segment as a whole.
                      That's a fairly decent portion of your revenue, and we've seen a number of the larger hospital companies having some challenges there. How has demand been on that side for the contingency services?

Michael Barrist:      Hospitals and healthcare clients, for the past several
                      years, have been very very difficult places to market. I will tell you it's an area in our marketing channel where we have the most sales. It's also the area where we have the most churn. Just because of the battle they're fighting on a day-to-day basis in their marketplaces and the things they're trying to do.

                      All and all, that business continues to do fairly well. We do have a large client where we did give up some of the business in this new contract, although we believe we're still at the same profitability place but there's been some transition there. But they continue to move along. We get a little bit of traction. I won't tell you that it's our strongest growing division right now because it isn't. But they're getting a little bit of traction; they have a lot of new things coming in.

                      And as you said, the biggest issue with the clients right now is they're facing some battles. Tobacco is done, the HMOs are done, and now everybody is turning their sights on the big hospital chains relative to charity care and that kind of stuff. And they've got to fight those battles. Does it affect us? Everything I guess affects us in one way or another, but it's not something that in the near term has really changed our view of the business.

Bill Warmington:      Thank you very much.

Michael Barrist:      Sure.

Operator:             Once again, if you would like to ask a question please
                      press star then the number 1 on your telephone keypad. And our next question comes from Jeff Kessler with Lehman
                      Brothers.

Jeff Kessler:         Thank you. Can you give us some either anecdotal or
                      specific references on how RMH and your collection business have begun to either leverage more revenue out of the same customers or you're able to go and market to new customers with what we might call a combination service? I realize that that's pushing it a little bit, but being able to offer multi services to the same customer? Have you been able to successfully get through that with any of the customers that you have yet?

Michael Barrist:      We are a quarter into building a marketing pipeline for
                      the new CRM business. And please keep in mind that RMH had a lot of financial issues the last several quarters and was not spending a lot of money on marketing and business development. What I would tell you is the pipeline right now is fairly healthy, and we're very very pleased with the pipeline, and within the pipeline are several legacy
                      NCO clients that have gone fairly far down the road right now of us doing some business for them.

                      So the good news is we are seeing what we thought we would see in the first wave, which is, I'll call it pure cross selling, which is taking existing NCO customers who we do not do any CRM services for and getting them to agree to let us provide, or at least participate in the bidding process. And the real issue there is, now you've got to turn this pipeline entry into revenue, which we feel we will do in the next couple of quarters.

                      The second piece is, we've had several legacy RMH clients who were not NCO clients that have at least made introductions for us over into the AR side of the house. We have not gotten as much traction with that direction as we have the other direction.

                      The second part of your question is, when will we get to a point that we can go to a client and give them a holistic offering of multiple services. That is, at this point, not happening yet, although we have had a conceptual conversation with one of our large ARM clients about the concept of, as I talked earlier, we want to start getting ahead of the curve with these clients and sharing with us their 3-5 year strategies of where they need to be relative to costing and outsourcing so we can participate with them in building what they need and offering the right things to them while we can still make our target of profitability.

                      We have begun the process of talking with them about what I'll call universal centers where we leverage technology and infrastructure and some of the same people to do a myriad of services from acquisition through pure technical support as well as recoveries and ultimately collections.

                      So that is a preliminary conversation we're having. But that is nowhere near where we are in the general sales pipeline, what I'd call the current cross-selling.

Jeff Kessler:         Okay. Thanks, Michael.

Michael Barrist:      Sure.

Operator:             Gentlemen at this time there are no further questions. Do
                      you have any closing remarks?

Michael Barrist:      Thank you. I want to thank everyone for joining our call
                      today. As always if you have additional questions please feel free to call Steven Winokur or myself and we'll be happy to answer them to the best of our ability within the current regulations. Thank you and have a great day.

Operator:             Ladies and gentlemen that concludes your conference call
                      for today. We thank you for your participation. You may now disconnect.


                                       END